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                                                                 Exhibit (9)(hh)

                     AMENDMENT TO TRANSFER AGENCY AGREEMENT

     This amendment, made as of June 6, 2005 (the "Amendment"), amends the Transfer Agency Agreement dated as of December 4, 1995, as amended (the "Agreement") between BISYS Fund Services Ohio, Inc. ("BISYS") and BNY Hamilton Funds, Inc. (the "Corporation").

     WHEREAS, under the Agreement, BISYS is designated as the Corporation's transfer agent and performs the transfer agency services for the Corporation; and

     WHEREAS, the parties wish to amend the fees payable to BISYS in the Agreement.

     NOW THEREFORE, BISYS and the Corporation, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by all parties, agree as follows:

     1. Closed Account Fee.

     Schedule C to the Agreement is hereby amended by adding the following text, effective as of the date of this Amendment:

          "The Annual Per Account Fee set forth for each Fund will be charged on all open accounts within that Fund. An Annual Closed Account Fee of $2 per closed account will be charged on all closed accounts within each Fund.

          For purposed of determining the applicable fee, the following categories constitute an open account on the BISYS system, measured each month: open account with a balance, open account with a zero balance, open account with a negative balance, and closed account with any activity. Closed accounts with no activity in a month are considered a closed account for billing purposes."

     2. Miscellaneous.

     (a) Capitalized terms used but not defined in this Amendment have the respective meanings ascribed to them in the Agreement.

     (b) The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

     (c) Except as provided in this Amendment, the Agreement remains unchanged and in full force and effect.

     (d) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

     (e) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

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     IN WITNESS WHEREOF, a duly authorized officer of each party has signed this
Amendment as of the date set forth above.

                                        BISYS Fund Services Ohio, Inc.


                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:


                                        BNY Hamilton Funds, Inc.


                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

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